Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Stephanie Marks Lazar Partners, Ltd.
(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN ANNOUNCES LIFTING OF

PARTIAL CLINICAL HOLD OF ICA-105665

RESEARCH TRIANGLE PARK, NC, August 3, 2009 – Icagen, Inc. (NASDAQ: ICGN) reported today that the FDA has lifted the partial clinical hold related to the development of ICA-105665, the Company’s novel orally available small molecule KCNQ potassium channel agonist, for the treatment of epilepsy. Accordingly, the Company is planning to initiate a proof-of-concept study in patients with photosensitive epilepsy.

The photosensitive epilepsy study was designed with international experts including members of the Epilepsy Study Consortium and will be conducted at multiple clinical research centers in the U.S. Eligible subjects are those patients with demonstrated epileptiform activity by electroencephalogram (EEG) in response to photic stimulation (also called a “photoparoxysmal response to light”) and represent a small subset of all patients with epilepsy. In accordance with a standardized protocol, patients receive single doses of placebo or ICA-105665 on successive days followed by photic stimulation with EEG monitoring. The study measures the ability of ICA-105665 to reduce the photic-induced epileptiform EEG responses. The duration of an observed effect will also be measured over time. A range of doses of ICA-105665 will be studied in successive cohorts, and the response observed in each cohort will determine the subsequent dose for the next cohort. The objective of the study is to determine a potential dose range to study in subsequent, more advanced clinical trials. The study is anticipated to be completed by mid-2010 but interim results may be available earlier.

In addition, the Company continues preparations for a proof-of-concept pain study, which is also expected to be initiated during the third quarter. This study will be conducted at a single clinical research site in the United Kingdom. The pain trial involves the study of healthy volunteers exposed to mildly painful stimuli under controlled conditions. The study will employ a triple cross-over design comparing the ability of ICA-105665, ibuprofen and placebo to decrease the sensation of pain in response both to the injection of a small amount of capsaicin under the skin and to a simulated sunburn. Initial results from this study are expected by early 2010.

“We are pleased to be able to proceed with the development of ICA-105665 in patients with epilepsy,” noted Seth V. Hetherington, M.D., SVP of Clinical Development and Regulatory Affairs of Icagen. “This compound is a highly selective agonist of KCNQ channel subtypes, and has demonstrated excellent activity in a broad range of preclinical epilepsy models. Additionally, in a single dose Phase I study as well as a multi-dose Phase I study comprised of both healthy volunteers and patients with epilepsy, ICA-105665 has been well tolerated at doses ranging from 30 to 400mg per day, the highest dose tested. We look forward to conducting both the photosensitive epilepsy trial and the pain trial with the goal of establishing proof-of-concept for this novel compound in epilepsy and pain.”

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on May 7, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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